Exhibit 21.1

Subsidiaries of Registrant

SangStat Atlantique S.A.S.

IMTIX-SangStat S.A.S.

SangStat Luxembourg S.à.r.l.

IMTIX-SangStat Netherlands BV

IMTIX-SangStat GmbH

IMTIX-SangStat (Switzerland) GmbH

SangStat Spain S.L.

IMTIX-SangStat Austria GmbH

IMTIX-SangStat Italy Srl

SangStat Canada, Ltd.

SangStat U.K., Ltd

SangStat Medical International Cayman

SangStat Netherlands BV

Chronimmune Pharmaceuticals

Human Organ Sciences

The Transplant Pharmacy, Inc.

XenoStat, Inc.